Exhibit (a)(5)

SCUDDER U.S. TREASURY MONEY FUND

WRITTEN INSTRUMENT AMENDING THE

DECLARATION OF TRUST

The undersigned, being a majority of the duly elected and qualified Trustees of Scudder U.S. Treasury Money Fund (the “Trust”), a Massachusetts business trust, acting pursuant to the Amended and Restated Declaration of Trust dated November 3, 1987, as amended (the “Declaration of Trust”), do hereby certify that the Board of Trustees of said Trust, by vote on December 2, 2005 of all of the Trustees of the Trust, duly adopted an amendment to the Declaration of Trust changing the name of the Trust to “DWS U.S. Treasury Money Fund.”

This instrument shall constitute an amendment to the Declaration of Trust effective as of February 6, 2006.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ Dawn-Marie Driscoll	/s/Henry P. Becton, Jr.
Dawn-Marie Driscoll, Trustee	Henry P. Becton, Jr., Trustee

/s/Keith R. Fox, Trustee

Keith R. Fox, Trustee	Kenneth C. Froewiss, Trustee

/s/Jean Gleason Stromberg	/s/Carl W. Vogt
Jean Gleason Stromberg, Trustee	Carl W. Vogt, Trustee

Dated as of December 2, 2005